Exhibit 99.1

FOR IMMEDIATE RELEASE

Fred Perpall, CEO of The Beck Group,

Joins FedEx Corporation Board of Directors

MEMPHIS, Tenn., December 13, 2021... The Board of Directors of FedEx Corporation (NYSE: FDX) today elected Fred Perpall as a director. The Board also appointed Mr. Perpall as a member of its Audit and Nominating & Governance Committees.

“Fred is an outstanding addition to our Board of Directors, and we are extremely pleased to welcome him and all of the considerable skills he brings. His proven history of thoughtful leadership, business acumen, and innovative thinking will be very valuable to FedEx and the Board,” said Frederick W. Smith, chairman and chief executive officer of FedEx Corp.

Mr. Perpall currently serves as Chief Executive Officer of The Beck Group, one of the world’s largest integrated design-build firms. Mr. Perpall leads the firm’s domestic and international design, planning, and construction business. He serves as a director of Triumph Bancorp, Inc. and Starwood Property Trust, Inc. He also serves on the Board of Councilors for The Carter Center and is a member of the United States Golf Association Executive Committee.

Mr. Perpall has a bachelor’s and master’s degree from the University of Texas at Arlington and is a member of the American Institute of Architects College of Fellows, an alumnus of Harvard Business School’s Advanced Management Program, and a former Americas Fellow at The Baker Institute at Rice University.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $87 billion, the company offers integrated business solutions through operating companies competing collectively, operating collaboratively, and innovating digitally under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its 560,000 team members to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040.To learn more, please visit fedex.com/about.

Media Contact: Jenny Robertson 901-434-4829

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com